EXHIBIT 99.3








INDEPENDENT AUDITORS' REPORT


To the Partners of
 Nooney Real Property Investors-Two, L.P.:

We have audited the accompanying balance sheets of Nooney Real Property Investors-Two, L.P. (a limited partnership) as of November 30, 1997 and 1996, and the related statements of operations, partners' equity (deficiency in assets) and cash flows for each of the three years in the period ended November 30, 1997. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Two, L.P. as of November 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



January 9, 1998
(January 19, 1998 as to Note 7)
(February 1, 1998 as to Note 3)
St. Louis, Missouri

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
NOVEMBER 30, 1997 AND 1996
--------------------------------------------------------------------------------


ASSETS                                                1997           1996

CASH AND CASH EQUIVALENTS                        $    448,898   $    596,247

ACCOUNTS RECEIVABLE - No allowance for
  doubtful accounts considered necessary              127,415        147,278

PREPAID EXPENSES AND DEPOSITS                          45,946         46,229

INVESTMENT PROPERTY (Note 3):
  Land                                              1,886,042      1,886,042
  Buildings and improvements                       14,195,916     13,965,067
                                                 ------------   ------------

                                                   16,081,958     15,851,109
  Less accumulated depreciation                    (8,871,663)    (8,391,993)
                                                 ------------   ------------

                                                    7,210,295      7,459,116

DEFERRED EXPENSES - At amortized cost                  73,568        105,224
                                                 ------------   ------------

TOTAL                                            $  7,906,122   $  8,354,094
                                                 ============   ============


LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY IN ASSETS)

LIABILITIES:
  Accounts payable and accrued expenses          $    394,616   $    572,660
  Refundable tenant deposits                           80,198         72,449
  Mortgage notes payable (Note 3)                   7,633,066      7,999,107
                                                 ------------   ------------

          Total liabilities                         8,107,880      8,644,216

PARTNERS' EQUITY (DEFICIENCY IN ASSETS)              (201,758)      (290,122)
                                                 ------------   ------------

TOTAL                                            $  7,906,122   $  8,354,094
                                                 ============   ============

See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


                                               1997         1996         1995

REVENUES:
  Rental and other income (Notes 4 and 6)   $2,424,206   $2,301,696   $2,331,934
  Interest                                       9,917       14,952        9,770
                                            ----------   ----------   ----------

          Total revenues                     2,434,123    2,316,648    2,341,704
                                            ----------   ----------   ----------

EXPENSES:
  Interest                                     743,173      775,729      838,277
  Depreciation and amortization                522,594      518,000      493,498
  Real estate taxes                            395,233      379,527      413,490
  Repairs and maintenance                      148,206      109,051      104,119
  Property management fees - related party 121,111 114,645 116,228 Other operating expenses (includes
    $30,000 in each year to related party)     415,442      402,770      321,648
                                            ----------   ----------   ----------

          Total expenses                     2,345,759    2,299,722    2,287,260
                                            ----------   ----------   ----------

NET INCOME                                  $   88,364   $   16,926   $   54,444
                                            ==========   ==========   ==========

NET INCOME ALLOCATION:
  General partners                          $      884   $      169   $      544
  Limited partners                              87,480       16,757       53,900

LIMITED PARTNERSHIP DATA:
  Net income per unit                       $     7.29   $     1.40   $     4.49
                                            ==========   ==========   ==========

  Weighted average limited partnership
    units outstanding
                                                12,000       12,000       12,000
                                            ==========   ==========   ==========

See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


                                          Limited      General
                                          Partners     Partners      Total

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 1, 1994                       $(278,169)   $ (83,323)   $(361,492)

  Net income                                53,900          544       54,444
                                         ---------    ---------    ---------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1995                       (224,269)     (82,779)    (307,048)

  Net income                                16,757          169       16,926
                                         ---------    ---------    ---------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1996                       (207,512)     (82,610)    (290,122)

  Net income                                87,480          884       88,364
                                         ---------    ---------    ---------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1997                      $(120,032)   $ (81,726)   $(201,758)
                                         =========    =========    =========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


                                                  1997        1996       1995

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                   $  88,364   $  16,926  $  54,444
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation                               489,734     474,196    438,029
      Amortization of deferred expenses           32,860      43,804     55,465
      Changes in accounts affecting operations:
        Accounts receivable                       19,863     (29,076)   128,799
        Prepaid expenses and deposits                283      (7,873)   (27,511)
        Deferred expenses                         (1,204)    (34,225)  (126,883)
        Accounts payable and accrued expenses   (178,044)    218,353    (35,420)
        Refundable tenant deposits                 7,749      11,186      6,433
                                               ---------   ---------  ---------

          Net cash provided by operating
           activities                            459,605     693,291    493,356
                                               ---------   ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property          (240,913)   (392,866)  (135,205)
                                               ---------   ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES -
  Payments on mortgage notes payable            (366,041)   (332,536)  (332,832)
                                               ---------   ---------  ---------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                   (147,349)    (32,111)    25,319

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR     596,247     628,358    603,039
                                               ---------   ---------  ---------

CASH AND CASH EQUIVALENTS, END OF YEAR         $ 448,898   $ 596,247  $ 628,358
                                               =========   =========  =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the
   year for interest                           $ 743,173   $ 741,503  $ 843,312
                                               =========   =========  =========

See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Real Property Investors-Two, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on September 26, 1979. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings, other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of: a shopping center located in West St. Louis County, Missouri; an office/warehouse complex, a multi-tenant office and a warehouse all located in Indianapolis, Indiana. These properties generated 23.4%, 20.9%, 19.8% and 35.9% of rental and other income, respectively, for the year ended November 30, 1997.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The corporate general partner was a wholly-owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partner's spouse's estate was a shareholder of Nooney Company. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $109,770, $114,645 and $116,228 for the years ended November 30, 1997, 1996 and 1995, respectively. Property management fees paid to Nooney, Inc. in 1997 were $11,341. Additionally, the Partnership paid Nooney Krombach Company $27,500 in 1997 and $30,000 in 1996 and 1995 as reimbursement for management services and indirect expenses in connection with the management of the Partnership. The Partnership paid Nooney, Inc. $2,500 in 1997 for these same reimbursement items.

      On October 31, 1997, Nooney Company sold its wholly-owned subsidiary, Nooney Investors, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly-owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners subject to a ninety day notification to the limited partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership. The Partnership continues to pay management fees to Nooney, Inc.

      The  Partnership  considers  all highly  liquid  debt  instruments  with a
      maturity   of  three  months  or less    at date  of purchase  to be  cash
      equivalents.

      Investment property is recorded at the lower of cost or fair market value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property.

      Depreciation and amortization is provided on a straight-line basis over the estimated useful life of the depreciable asset (30 years for buildings) or, in the case of tenant alterations, over the term of the lease.

      Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At November 30, 1997 accounts receivable include approximately $14,000 ($11,000 in 1996) of accrued rent concessions which is not yet due under the terms of the various lease agreements.

      Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      Pursuant to the terms of the Partnership Agreement, income and losses from operations and cash distributions are allocated pro rata to the general and limited partners based upon the relationship of original capital contributions.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

3.    MORTGAGE NOTES PAYABLE

      Mortgage notes payable as of November 30, 1997 and 1996 and the related collateral book values consist of the following:

                                                         1997         1996

Maple Tree Shopping Center
--------------------------
(Book value of $1,054,225 at November 30, 1997)
  9.125%, due in monthly installments of $17,911,
   including interest, to 2009                        $1,532,619   $1,604,116
  Note payable to bank, principal due in monthly
   installments of $1,208 plus interest at bank's
   prime rate (8.5% at November 30, 1997) plus
   1-1/2% to February 1, 1998 when entire
   principal balance is due                              259,860      275,564

Park Plaza I & II Office/Warehouse Complex
------------------------------------------
(Book value of $886,889 at November 30, 1997)
  9.5%, due in monthly installments of $12,669,
   including interest, to 2003                           700,094      781,320

Morenci Professional Park
-------------------------
(Book value of $1,665,405 at November 30, 1997)
  10.25%, due in monthly installments of $15,682,
   including interest, to 2005                         1,017,572    1,096,814
  Note payable to bank, principal due in monthly
   installments of $1,111 plus interest at bank's
   prime rate (8.5% at November 30, 1997) plus
   1-1/2%, to February 1, 1998, when entire
   principal balance is due                              231,065      246,593

Jackson Industrial Park, Building A
-----------------------------------
(Book value of $3,603,776 at November 30, 1997)
  9.31%, due in monthly installments of $39,203,
   including interest, to 2000, when remaining
   principal balance of $3,542,902 is due              3,891,856    3,994,700
                                                      ----------   ----------

            Total                                     $7,633,066   $7,999,107
                                                      ==========   ==========

      On February 1, 1998, the holders of the notes related to the Maple Tree Shopping Center and Morenci Professional Park 10% second mortgage notes extended the due dates to August 1, 1998 at the same rate.

      The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

        1998                                                      $   859,570
        1999                                                          406,112
        2000                                                        3,963,747
        2001                                                          340,959
        2002                                                          372,201

      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. The carrying amount and estimated fair value of the Partnership's debt at November 30, 1997 and 1996 are summarized as follows:


                                         1997                      1996
                                ----------------------- -----------------------
                                  Carrying   Estimated     Carrying  Estimated
                                   Amount    Fair Value     Amount   Fair Value

        Mortgage Notes Payable  $ 7,633,066 $ 7,728,000 $ 7,999,107 $ 7,980,000


      Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1997 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases in effect as of November 30, 1997 are as follows:

        1998                                                      $  1,737,000
        1999                                                           979,000
        2000                                                           503,000
        2001                                                           339,000
        2002                                                           224,000
        Remainder                                                      268,000
                                                                  ------------

          Total                                                   $  4,050,000
                                                                  ============

      In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $259,000 for the year ended November 30, 1997 ($236,000 for the year ended November 30, 1996 and $240,000 for the year ended November 30, 1995). Contingent rentals were not significant for the years ended November 30, 1997, 1996 and 1995.

5.    FEDERAL INCOME TAX STATUS

      The general partners have received a ruling from the Internal Revenue Service that Nooney Real Property Investors-Two, L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment property additions after December 31, 1980 are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:
                                                       Financial      Income
                                                       Statement        Tax

        1997:
         Net income                                   $  88,364     $  386,375
         Partners' equity (deficiency in assets)       (201,758)    (1,394,060)

        1996:
         Net income                                   $  16,926     $  203,760
         Partners' equity (deficiency in assets)       (290,122)    (1,780,435)

        1995:
         Net income (loss)                            $   5,444     $  (27,316)
         Partners' equity (deficiency in assets)       (307,048)    (1,984,195)

6.    MAJOR TENANTS

      A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $582,000 (Note
      7) and $257,250 or 24% and 11%, respectively, of total revenues.

      A substantial amount of the Partnership's revenue in 1996 was derived from two major tenants whose rentals amounted to approximately $582,000 and $252,000 or 25% and 11%, respectively, of total revenues.

      A substantial amount of the Partnership's revenue in 1995 was derived from two major tenants whose rentals amounted to approximately $582,000 and $252,000 or 25% and 11%, respectively, of total revenues.

7.    SUBSEQUENT EVENT

      On January 19, 1998, the Partnership received written notice that one of their major tenants will be exercising their option to terminate their lease effective July 31, 1998. This option requires full monthly rent of $48,500 through July 31, 1998 plus a termination penalty of $138,260. The tenant has vacated the space.

                                   * * * * * *


NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------


The  reconciliation of partners' equity (deficiency in assets) between financial statement and income tax reporting is as follows:

                                                                                                           1997
                                                                                   -----------------------------------------------
                                                                                     Limited           General
                                                                                     Partners          Partners           Total
Balance (deficiency) per statement of partners' equity                             $   (120,032)     $   (81,726)    $    (201,758)

Add:
  Selling commissions and other offering costs not deductible for income tax
   purposes                                                                           1,395,653               -          1,395,653

  Prepaid rents included in income for income tax purposes                               12,690              128            12,818

  Writedown of investment property not recognized for income tax purposes               214,341            2,165           216,506
                                                                                   ------------      -----------     -------------

                                                                                      1,502,652          (79,433)        1,423,219

Less:
  Excess depreciation deducted for income tax purposes                                2,766,300           27,942         2,794,242

  Rent concessions not recognized for income tax purposes                                13,386              135            13,521

  Insurance premiums deducted for income tax purposes                                     9,421               95             9,516
                                                                                   ------------      ------------     ------------

Balance (deficiency) per tax return                                                $ (1,286,455)     $   (107,605)    $ (1,394,060)
                                                                                   ============      ============     ============


                                                                                                           1996
                                                                                   -----------------------------------------------
                                                                                     Limited           General
                                                                                     Partners          Partners           Total

Balance (deficiency) per statement of partners' equity                             $   (207,512)     $    (82,610)    $   (290,122)

Add:
  Selling commissions and other offering costs not deductible for income tax
   purposes                                                                           1,395,653                -         1,395,653

  Prepaid rents included in income for income tax purposes                                8,221                83            8,304

  Writedown of investment property not recognized for income tax purposes               214,341             2,165          216,506
                                                                                   ------------      ------------     ------------

                                                                                      1,410,703           (80,362)       1,330,341

Less:
  Excess depreciation deducted for income tax purposes                                3,059,861            30,906        3,090,767

  Rent concessions not recognized for income tax purposes                                10,750               109           10,859

  Insurance premiums deducted for income tax purposes                                     9,058                92            9,150
                                                                                   ------------      ------------     ------------

Balance (deficiency) per tax return                                                $ (1,668,966)     $   (111,469)    $ (1,780,435)
                                                                                   ============      ============     ============


                                                                                                           1995
                                                                                   -----------------------------------------------
                                                                                     Limited           General
                                                                                     Partners          Partners           Total

Balance (deficiency) per statement of partners' equity                             $   (224,269)     $    (82,779)    $   (307,048)

Add:
  Selling commissions and other offering costs not deductible for income tax
   purposes                                                                           1,395,653                -         1,395,653

  Prepaid rents included in income for income tax purposes                               15,377               155           15,532

  Writedown of investment property not recognized for income tax purposes               214,341             2,165          216,506
                                                                                   ------------      ------------     ------------

                                                                                      1,401,102           (80,459)       1,320,643

Less:
  Excess depreciation deducted for income tax purposes                                3,247,195            32,800        3,279,995

  Rent concessions not recognized for income tax purposes                                12,099               122           12,221

  Insurance premiums deducted for income tax purposes                                    12,496               126           12,622
                                                                                   ------------      ------------     ------------

Balance (deficiency) per tax return                                                $ (1,870,688)     $   (113,507)    $ (1,984,195)
                                                                                   ============      ============     ============


                                                               -30-


NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III- REAL ESTATE AND ACCUMULATED DEPRECIATION
NOVEMBER 30, 1997
------------------------------------------------------------------------------------------------------------------------------------


                   Column A                                            Column B                         Column C
                   --------                                            --------                         --------


                                                                                               Initial Cost to Partnership
                                                                                      --------------------------------------------
                                                                                                      Buildings and
                  Description                                         Encumbrances        Land        Improvements        Total
Maple Tree Shopping Center, Ellisville, Missouri                      $  1,792,479    $    474,750    $  2,709,303    $  3,184,053
Park Plaza I & II Office/Warehouse Complex,
    Indianapolis, Indiana                                                  700,094         182,335       2,228,828       2,411,163
Morenci Professional Park, Indianapolis, Indiana                         1,248,637         320,418       2,689,506       3,009,924
Jackson Industrial Park, Building A, Indianapolis, Indiana               3,891,856         908,539       5,181,390       6,089,929
                                                                      ------------    ------------    ------------    ------------

            Total                                                     $  7,633,066    $  1,886,042    $ 12,809,027    $ 14,695,069
                                                                      ============    ============    ============    ============

                                                                       Column D                         Column E
                                                                       --------                         --------
                                                                         Costs
                                                                      Capitalized                  Gross Amount at Which
                                                                       Subsequent               Carried at Close of Period
                                                                                      --------------------------------------------
                                                                           to                         Buildings and
                  Description                                          Acquisition         Land       Improvements        Total
Maple Tree Shopping Center, Ellisville, Missouri                      $    435,127    $    474,750    $  3,144,430    $  3,619,180
Park Plaza I & II Office/Warehouse Complex,
    Indianapolis, Indiana                                                  184,974 (1)     182,335       2,413,802       2,596,137
Morenci Professional Park, Indianapolis, Indiana                            82,413 (2)     320,418       2,771,919       3,092,337
Jackson Industrial Park, Building A, Indianapolis, Indiana                 684,375         908,539       5,865,765       6,774,304
                                                                      ------------    ------------    ------------    ------------

            Total                                                     $  1,386,889    $  1,886,042    $ 14,195,916    $ 16,081,958
                                                                      ============    ============    ============    ============

                                                                        Column F       Column G      Column H        Column I
                                                                      ---------------------------   ---------  ---------------------
                                                                                                                   Life on Which
                                                                                                                    Depreciation
                                                                       Accumulated      Date of        Date      in Latest Income
                                                                       Depreciation   Construction   Acquired  Statement is Computed
Maple Tree Shopping Center, Ellisville, Missouri                       $  2,564,955       1974       10/3/79         30 yrs.
Park Plaza I & II Office/Warehouse Complex,
    Indianapolis, Indiana                                                 1,709,248    1975, 1979    10/15/80        30 yrs.
Morenci Professional Park, Indianapolis, Indiana                          1,426,932    1975, 1979    3/27/81         30 yrs.
Jackson Industrial Park, Building A, Indianapolis, Indiana                3,170,528    1976, 1980    3/27/81         30 yrs.
                                                                       ------------

          Total                                                        $  8,871,663
                                                                       ============

(1)  Amount is net of a building writedown of $77,225, to reflect the minimum recoverable value to the Partnership.
(2)  Amount includes the disposal of Building G of Morenci Professional Park for $482,387 and a building writedown of $139,281 to reflect the minimum recoverable value to the Partnership.


                                                                                                                         (Continued)

                                                               -31-



NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
----------------------------------------------------------------------------------------------------------------------


                                                       1997            1996           1995
(A) Reconciliation of amounts in Column E:

        Balance at beginning of period            $ 15,851,109    $ 15,458,243    $ 15,359,430

        Add - Cost of improvements                     240,913         417,901         135,205

        Less - Cost of disposals                       (10,064)        (25,035)        (36,392)
                                                  ------------    ------------    ------------

        Balance at end of period                  $ 16,081,958    $ 15,851,109    $ 15,458,243
                                                  ============    ============    ============

(B) Reconciliation of amounts in Column F:

        Balance at beginning of period            $  8,391,993    $  7,942,832    $  7,541,195

        Add - Provision during the period              489,734         474,196         438,029

        Less - Depreciation on disposals               (10,064)        (25,035)        (36,392)
                                                  ------------    ------------    ------------

        Balance at end of period                  $  8,871,663    $  8,391,993    $  7,942,832
                                                  ============    ============    ============

(C) The aggregate cost of real estate owned for
        federal income tax purposes               $ 16,298,464    $ 16,067,615    $ 15,674,749
                                                  ============    ============    ============


                                                                                      (Concluded)

                                                 -32-